Exhibit 10.1

LOAN AND SECURITY AGREEMENT

MOTIVE, INC.

This LOAN AND SECURITY AGREEMENT dated as of the Effective Date, between SILICON VALLEY BANK (“Bank”), whose address is 3003 Tasman Drive, Santa Clara, California 95054, and having a loan production office at 7000 North MoPac Expressway, Suite 360, Austin, Texas 78731, and MOTIVE, INC. (“Borrower”), whose address is 12515 Research Boulevard, Building 5, Austin, TX 78759, provides the terms on which Bank will lend to Borrower and Borrower will repay Bank. The parties agree as follows:

1. ACCOUNTING AND OTHER TERMS. Accounting terms not defined in this Agreement will be construed following GAAP. Calculations and determinations must be made following GAAP. The term “financial statements” includes the notes and schedules. The terms “including” and “includes” always mean “including (or includes) without limitation,” in this or any Loan Document.

2. LOAN AND TERMS OF PAYMENT.

2.1 Promise to Pay. Borrower promises to pay Bank the unpaid principal amount of all Credit Extensions and interest on the unpaid principal amount of the Credit Extensions.

2.1.1 Revolving Advances.

(a) From the date hereof through December 10, 2006 (the “Availability End Date”), Bank will make Advances to Borrower which do not in the aggregate exceed the Committed Revolving Line at any time. Until the Availability End Date, amounts borrowed under this Section may be repaid and reborrowed.

(b) To obtain an Advance, Borrower must notify Bank by facsimile or telephone by 12:00 p.m. Pacific time on the Business Day the Advance is to be made. Borrower must promptly confirm the notification by delivering to Bank the Payment/Advance Form attached as Exhibit B. Bank will credit Advances to Borrower’s deposit account. Bank may make Advances under this Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Borrower will indemnify Bank for any loss Bank suffers due to such reliance.

(c) Any Advances which are outstanding on the Availability End Date will be paid by Borrower in 36 equal installments of principal plus interest (the “Loan Payment”). Each Loan Payment is payable on the last day of each month beginning on December 31, 2006 and continuing on the last day of each month thereafter. Borrower’s final Loan Payment, due on November 30, 2009 (the “Maturity Date”), includes all outstanding principal and accrued interest owing under the Committed Revolving Line. After the Availability End Date, once repaid, Advances may not be reborrowed.

2.2 Overadvances. If Borrower’s Obligations under Section 2.1 exceed the Committed Revolving Line at any time, Borrower must immediately pay Bank the excess.

2.3 Interest Rate, Payments.

2.3.1 As to Advances.

(a) Interest Rate. Each Advance shall accrue interest on the outstanding principal balance at a per annum fixed rate of interest equal to the greater of the Prime Rate on the date such Advance is made or 4.50%. The interest rate to be charged increases or decreases when the Prime Rate changes (but shall be fixed for each Advance as of the time such Advance is made and thereafter). Interest is computed on a 360 day year for the actual number of days elapsed. Bank will not compute the interest in a manner that would cause Bank to contract for, charge or receive interest that would exceed the Maximum Lawful Rate or the Maximum Lawful Amount. After an Event of Default, Obligations accrue interest at the Default Interest Rate. The Default Interest Rate is, at the Bank’s option, (i) the Maximum Lawful Rate, if the Maximum Lawful rate is established by applicable law, or (ii) the interest rate applicable immediately prior to the occurrence of the Event of Default plus 5 percentage points, if no Maximum Lawful Rate law has been established by applicable law; or (iii) such lesser rate of interest as Bank in its sole discretion may choose to charge; but in no event more than the Maximum Lawful Rate.

(b) Excess Interest. At maturity (whether by acceleration or otherwise) or on earlier final payment of the Obligations, Bank will compute the total amount of interest that has been contracted for, charged or received by Bank or payable by Borrower hereunder and compare such amount to the Maximum Lawful Amount that could have been contracted for, charged or received by Bank. If such computation reflects that the total amount of interest that has been contracted for, charged or received by Bank or payable by Borrower exceeds the Maximum Lawful Amount, then Bank shall apply such excess to the reduction of the principal balance, such excess shall be refunded to Borrower. This provision concerning the crediting or refund of excess interest shall control and take precedence over all other agreements between Borrower and Bank so that under no circumstances shall the total interest contracted for, charged or received by Bank exceed the Maximum Lawful Amount.

(c) Payments. Interest due on the Committed Revolving Line is payable on the last day of each month. Payments received after 12:00 noon Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional interest shall accrue.

2.3.2 Request to Debit Accounts. Bank may debit Borrower’s deposit account Number 3300444628 (or any other of Borrower’s deposit accounts if such deposit account has insufficient funds to make a payment that has become due) for principal and interest payments or any amounts Borrower owes Bank when due. Bank will notify Borrower when it debits Borrower’s accounts. These debits are not a set-off.

2.4 Fees. Borrower will pay:

(a) Facility Fee. A fully earned, non-refundable Facility Fee of $25,000 for the Committed Revolving Line ($15,000 of which has already been paid by Borrower to Bank);

(b) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and reasonable expenses) incurred through and after the date of this Agreement, are payable when due; and

(c) Unused Fee. An Unused Fee equal to 0.125% per annum of the average unused portion of the Committed Revolving Line. Such fee shall be payable in quarterly installments on the last day of each fiscal quarter or, in the case of the quarter in which the Maturity Date falls, on the Maturity Date. Each quarterly installment shall be calculated on the average unused portion of the Committed Revolving Line during such fiscal quarter.

3. CONDITIONS OF LOANS.

3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that it executed (where appropriate) copies of the following, each in the form agreed to by Borrower and Bank prior to the Closing Date: this Agreement, Pro Forma Invoice for Loan Charges, Intellectual Property Security Agreement, Corporate Borrowing Resolution, Securities Account Control Agreement, either a payoff letter from Comerica Bank or evidence that all UCC filings by Comerica Bank against Borrower have been terminated, all appropriate and acceptable UCC searches and good standings with respect to Borrower and its assets, an insurance certificate, and a legal opinion from Borrower’s counsel.

Borrower will use its best efforts to deliver to Bank a fully executed Consent to Removal of Personal Property in substantially the form provided to Borrower prior to the Effective Date, for its Austin, Texas location, within thirty (30) days after the Effective Date.

3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following:

(a) timely receipt of any Payment/Advance Form;

(b) the representations and warranties in Section 5 must be materially true on the date of the Payment/Advance Form and on the effective date of each Credit Extension and no Event of Default shall have occurred and be continuing, or would be in existence after giving effect to the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties of Section 5 remain true; and

(c) Bank has not determined in its good faith business judgment, that there has been a Material Adverse Change.

4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Effective at the earlier of such time as the balance of Borrower’s Cash Equivalents falls below $40,000,000 or upon the occurrence of an uncured Event of Default (the earlier of which is referred to herein as the “Secured Loan Date”) and at all times thereafter, Borrower grants Bank a continuing security interest in all presently existing and later acquired Collateral to secure all Obligations and performance of each of Borrower’s duties under the Loan Documents. Except for Permitted Liens, any security interest will be a first priority security interest in the Collateral. On or after the Secured Loan Date, Bank shall have the right to file with the Delaware Secretary of State, the U.S. Patent and Trademark Office, the U.S. Copyright Office, and/or such other appropriate government offices, a UCC Financing Statement with the Collateral description on Exhibit A and the Intellectual Property Security Agreement delivered by Borrower in connection with this Agreement and take such other steps as Bank may deem necessary to perfect its security interest in the Collateral. On or after the Secured Loan Date, Borrower shall execute and deliver such additional instruments and documents as Bank shall reasonably request to perfect Bank’s security interest in the Collateral. Until the Secured Loan Date, Bank does not have a security interest in the Collateral.

4.2 Authorization of File. After the Secured Loan Date, Borrower authorizes Bank to file financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to perfect or protect Bank’s interest in the Collateral. Until the Secured Loan Date, Bank will not (i) file any such financing statements (except as authorized pursuant to Section 7.5), (ii) record a security interest against any of Borrower’s intellectual property at the U.S. Patent and Trademark Office or the U.S. Copyright Office, or (iii) deliver any Account Control Agreement signed by Borrower in connection with this Agreement to the financial institution holding such account.

5. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants as follows:

5.1 Due Organization and Authorization. Borrower and each Subsidiary is duly existing and in good standing in its state of formation and qualified and licensed to do business in, and in good standing in, any state in which the conduct of its business or its ownership of property requires that it be qualified, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. Borrower has not changed its state of formation or its organizational structure or type or any organizational number (if any) assigned by its jurisdiction of formation in the last five years.

The execution, delivery and performance of the Loan Documents have been duly authorized, and do not conflict with Borrower’s formation documents, nor constitute an event of default under any material agreement by which Borrower is bound (unless all obligations under such agreement are being repaid in full with the proceeds of the initial Advance, Bank has received a payoff letter with respect to such obligations, and such agreement is terminated immediately thereafter). Borrower is not in default under any agreement to which or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2 Collateral. Borrower has good title to the Collateral, free of Liens except Permitted Liens or Borrower has Rights to each asset that is Collateral. Borrower has no other deposit account, other than the deposit accounts described in the Schedule. The Accounts are bona fide, existing obligations, and the service or property has been performed or delivered to the account debtor or its agent for immediate shipment to and unconditional acceptance by the account debtor. The Collateral is not in the possession of any third party bailee (such as at a warehouse). In the event that Borrower, after the Secured Loan Date, intends to store or otherwise deliver the Collateral to such a bailee, then Borrower will receive the prior written consent of Bank and such bailee must acknowledge in writing that the bailee is holding such Collateral for the benefit of Bank. All Inventory is in all material respects of good and marketable quality, free from material defects. Borrower is the sole owner of the Intellectual Property, except for non-exclusive licenses granted to its customers in the ordinary course of business. To the best of Borrower’s knowledge, each Patent is valid and enforceable and no part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property violates the rights of any third party, except to the extent such claim could not reasonably be expected to cause a Material Adverse Change.

5.3 Litigation. Except as shown in the Schedule, there are no actions or proceedings pending or, to the knowledge of Borrower’s Responsible Officers, threatened by or against Borrower or any Subsidiary in which an adverse decision is likely and could reasonably be expected to cause a Material Adverse Change.

5.4 No Material Adverse Change in Financial Statements. All consolidated financial statements for Borrower, and any Subsidiary, delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.5 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; the Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.6 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. None of Borrower’s or any Subsidiary’s properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue its business as currently conducted, except where the failure to do so could not reasonably be expected to cause a Material Adverse Change and except for a Form 8-K, which Borrower will file with the Securities and Exchange Commission in a timely fashion.

5.7 Investments in Subsidiaries. Except as set forth in the Schedule, Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.8 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank (taken together with all such written certificates and written statements to Bank) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading.

6. AFFIRMATIVE COVENANTS. Borrower will do all of the following for so long as Bank has an obligation to lend, or there are outstanding Obligations:

6.1 Government Compliance. Borrower will maintain its and all Subsidiaries’ legal existence and good standing in its jurisdiction of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a Material Adverse Change. Borrower will comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which would reasonably be expected to cause a Material Adverse Change.

6.2 Financial Statements, Reports, Certificates.

(a) Borrower will deliver to Bank: (i) as soon as available, but no later than 45 days after the last day of each quarter, a 10Q report in the form required by the Securities and Exchange Commission (“SEC”) covering Borrower’s consolidated operations during the period certified by a Responsible Officer; (ii) as soon as available, but no later than 120 days after the last day of Borrower’s fiscal year, a 10K report in the form required by the SEC (including audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm); (iii) a prompt report of any legal actions pending or threatened against or any complaints filed with the Texas Workforce Commission against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $500,000 or more; (iv) budgets, operating plans or other financial information Bank reasonably requests which are prepared by Borrower in the ordinary course of its business; and (v) prompt notice of any event that materially adversely affects the value of the Intellectual Property. So long as Borrower is a public company filing financial information with the Securities and Exchange Commission, the reporting required in subsections (i) and (ii) hereof shall not be required for any period during which no Obligations are owing by Borrower to Bank, provided that Borrower shall deliver such financial information with each Advance request (if no Obligations are outstanding on the date of such Advance request). It shall not be a violation of this covenant if information required to be delivered by Borrower hereunder is available publicly but is not delivered to Bank in the time frame provided herein.

(b) Within 45 days after the last day of each quarter during which any Obligations were owing from Borrower to Bank and with each Advance request (if no Obligations are outstanding on the date of such Advance request), Borrower will deliver to Bank a Compliance Certificate signed by a Responsible Officer in the form of Exhibit C.

6.3 Taxes. Borrower will make, and cause each Subsidiary to make, timely payment of all material federal, state, and local taxes or assessments and will deliver to Bank, on demand, appropriate certificates attesting to the payment.

6.4 Insurance. Borrower shall maintain in full force and effect insurance of the types customarily carried in its line of business, including, without limitation, self-insurance. After the Secured Loan Date, all property policies will have a lender’s loss payable endorsement showing Bank as an additional loss payee and all liability policies will show the Bank as an additional insured and provide that the insurer must give Bank at least 20 days notice before canceling its policy. At Bank’s request, Borrower will deliver certified copies of policies and evidence of all premium payments. If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at Borrower’s option, be payable to Borrower to replace the property subject to the claim, provided that, after the Secured Loan Date, any such replacement property shall be deemed Collateral in which Bank has been granted a first priority security interest. If an Event of Default has occurred and is continuing, then, at Bank’s option, proceeds payable under any policy will be payable to Bank on account of the Obligations.

6.5 Primary Accounts. Borrower will maintain its primary operating accounts with Bank. Borrower will maintain with Bank or SVB Securities, Inc. at least fifty percent (50%) of all amounts held by Borrower in investment accounts at all times, provided that Borrower shall maintain its primary investment accounts at Bank at any time that the balance of Borrower’s Cash Equivalents is less than $40,000,000.

6.6 Financial Covenant. Borrower will maintain, measured as of the last day of each quarter:

(i) Liquidity Coverage. At all times after the first Advance is made hereunder and any Obligations (including any Contingent Obligations) are owing from Borrower to Bank, a ratio of (A) unrestricted Cash Equivalents at Bank plus 70% of gross accounts receivable divided by (B) the aggregate balance of any Obligations (including any Contingent Obligations) owing from Borrower to Bank, of not less than 1.50 to 1.00.

6.7 Registration of Intellectual Property Rights. After the Secured Loan Date, Borrower shall not register any Copyrights or Mask Works with the United States Copyright Office unless it: (i) has given at least fifteen (15) days’ prior notice to Bank of its intent to register such Copyrights or Mask Works and has provided Bank with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (ii) executes a security agreement or such other documents as Bank may reasonably request in order to maintain the perfection and priority of Bank’s security interest in the Copyrights proposed to be registered with the United States Copyright Office; and (iii) records such security documents with the United States Copyright Office contemporaneously with filing the Copyright application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank a copy of the Copyright application(s) filed with the United States Copyright Office, and, after the Secured Loan Date, evidence of the recording of the security documents necessary for Bank to maintain the perfection and priority of its security interest in such Copyrights or Mask Works. Borrower shall provide written notice to Bank of any application filed by Borrower in the United States Patent Trademark Office for a patent or to register a trademark or service mark within 30 days of any such filing.

Borrower will use commercially reasonable efforts to (i) protect, defend and maintain the validity and enforceability of the Intellectual Property and promptly advise Bank in writing of material infringements and (ii) not allow any Intellectual Property which is material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent, unless, in Borrower’s reasonable business judgment, such dedication is beneficial to Borrower’s business.

6.8 Inbound Licenses. On the Secured Loan Date and, thereafter, within twenty days of entering into or becoming bound by any license or agreement with respect to which the Borrower is the licensee which is reasonably likely to have a material impact on Borrower’s business or financial condition (other than over-the-counter software that is commercially available to the public), Borrower will give Bank notice of all such licenses or agreements. After the Secured Loan Date, Borrower shall take such steps as Bank reasonably requests to obtain the consent of, authorization by, or waiver by, any person whose consent or waiver is necessary for all such licenses or contract rights to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such license or agreement (such consent or authorization may include a licensor’s agreement to a contingent assignment of the license to Bank if the Bank determines that is necessary in its good faith judgment), whether now existing or entered into in the future.

6.9 Further Assurances. After the Secured Loan Date, Borrower will execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s security interest in the Collateral or to effect the purposes of this Agreement.

7. NEGATIVE COVENANTS. For so long as Bank has an obligation to lend or there are any outstanding Obligations, Borrower shall not, without Bank’s prior written consent (which shall be a matter of its good faith business judgment), do any of the following:

7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (i) of licenses and similar arrangements for the use of specific items of Borrower or its Subsidiaries’ intellectual property in the ordinary course of business; (ii) of worn-out or obsolete Equipment; or (iii) Transfers not otherwise permitted in this Section, provided that the aggregate book value of all such Transfers by Borrower and its Subsidiaries, together, shall not exceed in any fiscal year 20% of Borrower’s consolidated total assets as of the last day of the fiscal year immediately preceding the date of determination.

7.2 Changes in Business, Ownership, Management or Locations of Collateral. Engage in any material line of business other than those lines of business conducted by Borrower and its Subsidiaries on the date hereof and any business reasonably related, complementary or incidental thereto or reasonable extensions thereof or have a Change in Control. Borrower will not, without at least 30 days prior written notice, relocate its chief executive office, change its state of formation (including reincorporation), change its organizational number or name or add any new offices or business locations (such as warehouses) in which Borrower maintains or stores over $500,000 in Collateral.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except where (i) no Event of Default has occurred and is continuing or would be in existence after giving effect to such transaction and (ii) Borrower or such Subsidiary is the surviving entity and there is no Change in Control upon the consummation of the transaction (provided that in no event shall Borrower merge into a Subsidiary).

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, or allow any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, or, after the Secured Loan Date, permit any Collateral not to be subject to the first priority security interest granted here, subject to Permitted Liens. Agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property, or permit any Subsidiary to do so. Borrower authorizes Bank to file a UCC financing statement with the following language: “Debtor, in connection with Secured Party’s loan or loans to Debtor, has covenanted with Secured Party not to pledge its assets to third parties, without Secured Party’s prior written consent.”

7.6 Distributions; Investments. After the Secured Loan Date, directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments or Investments permitted under Section 7.3, or permit any of its Subsidiaries to do so. Other than Permitted Distributions where no Event of Default has occurred which is continuing or would exist immediately after giving effect to such Permitted Distributions, pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock without the prior written consent of Bank which shall not be unreasonably withheld. As used herein, “Permitted Distributions” means (i) purchases of capital stock from former employees, consultants and directors pursuant to repurchase agreements or other similar agreements, and (ii) distributions or dividends consisting solely of Borrower’s capital stock.

7.7 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a nonaffiliated Person.

7.8 Subordinated Debt. Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt, or amend any provision in any document relating to the Subordinated Debt without Bank’s prior written consent.

7.9 Compliance. Become an “investment company” or a company controlled by an “investment company,” under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock, or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation would reasonably be expected to cause a Material Adverse Change, or permit any of its Subsidiaries to do so.

8. EVENTS OF DEFAULT. Any one of the following is an Event of Default:

8.1 Payment Default. If Borrower fails to pay any of the Obligations within 3 days after their due date and Borrower does not have sufficient funds on deposit at Bank to cover the past due Obligations, however, during such period no Credit Extensions will be made;

8.2 Covenant Default.

(a) If Borrower fails to perform any obligation under Sections 6.2 (excluding 6.2(iii)), 6.5 or 6.6 or violates any of the covenants contained in Section 7 of this Agreement, provided, however, that failure to perform under Section 6.7 or violation of any covenant in Section 7 may be cured by the immediate pledge of unrestricted, otherwise unencumbered cash at Bank to secure the entire amount of Advances then outstanding, or

(b) If Borrower fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after written notification from Bank or an officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be made during such cure period);

8.3 Attachment. If any material portion of Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver and the attachment, seizure or levy is not removed in 10 days, or if Borrower is enjoined, restrained, or prevented by court order from conducting a material part of its business or if a judgment or other claim becomes a Lien on a material portion of Borrower’s assets, or if a notice of lien, levy, or assessment is filed against any of Borrower’s assets by any government agency and not paid within 10 days after Borrower receives notice. These are not Events of Default if stayed or if a bond is posted pending contest by Borrower (but no Credit Extensions will be made during the cure period);

8.4 Insolvency. If Borrower is unable to pay its debts as they become due or if Borrower’s assets exceed its liabilities or if Borrower begins an Insolvency Proceeding or an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within 30 days (but no Credit Extensions will be made before any Insolvency Proceeding is dismissed);

8.5 Other Agreements. If there is a default in any agreement between Borrower and a third party that gives the third party the right to accelerate any Indebtedness exceeding the Threshold Amount (as used herein, “Threshold Amount” means $3,000,000 prior to the Secured Loan Date and $500,000 after the Secured Loan Date);

8.6 Judgments. If a money judgment(s) in the aggregate of at least $500,000 is rendered against Borrower and is unsatisfied and unstayed for 30 days (but no Credit Extensions will be made before the judgment is stayed or satisfied); or

8.7 Misrepresentations. If Borrower or any Person acting for Borrower makes any material misrepresentation or material misstatement now or later in any warranty or representation in this Agreement or in any writing delivered to Bank or to induce Bank to enter this Agreement.

9. BANK’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. When an Event of Default occurs and continues beyond any applicable cure period, Bank may, without notice or demand, do any or all of the following:

(a) Declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.4 occurs all Obligations are immediately due and payable without any action by Bank);

(b) Stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) Settle or adjust disputes and claims directly with account debtors for amounts, on terms and in any order that Bank considers advisable; notify any Person owing Borrower money of Bank’s security interest in the funds and verify the amount of the Account. Borrower must collect all payments in trust for Bank and, if requested by Bank, immediately deliver the payments to Bank in the form received from the account debtor, with proper endorsements for deposit;

(d) Make any payments and do any acts it considers necessary or reasonable to protect its security interest in the Collateral. Borrower will assemble the Collateral if Bank requires and make it available as Bank designates, Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred, and Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(e) Apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrower;

(f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, Mask Works, rights of use of any name, trade secrets, trade names, Trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit; and

(g) Dispose of the Collateral according to the Code.

Bank may place a “hold” on any account maintained with Bank and deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any control agreement or similar agreements providing control of any Collateral.

9.2 Power of Attorney. Effective only when an Event of Default occurs and continues beyond any applicable cure period, Borrower irrevocably appoints Bank as its lawful attorney to: (i) endorse Borrower’s name on any checks or other forms of payment or security; (ii) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against account debtors, (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) settle and adjust disputes and claims about the Accounts directly with account debtors, for amounts and on terms Bank determines reasonable; and (v) transfer the Collateral into the name of Bank or a third party as the Code permits. Bank may exercise the power of attorney to sign Borrower’s name on any documents necessary to perfect or continue the perfection of any security interest after the Secured Loan Date, regardless of whether an Event of Default has occurred. Bank’s appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.

9.3 Bank Expenses. If Borrower fails to pay any amount or furnish any required proof of payment to third persons, Bank may make all or part of the payment or obtain insurance policies required in Section 6.4, and take any action under the policies Bank deems prudent. Any amounts paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then applicable rate and, after the Secured Loan Date, secured by the Collateral. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4 Bank’s Liability for Collateral. If Bank complies with reasonable banking practices and Section 9-207 of the Code, it is not liable for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other person. Except as provided above, Borrower bears all risk of loss, damage or destruction of the Collateral.

9.5 Shares. Borrower recognizes that Bank may be unable to effect a public sale of any or all capital stock owned by Borrower, by reason of certain prohibitions contained in federal securities laws and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Borrower acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Bank shall be under no obligation to delay a sale of any of such capital stock for the period of time necessary to permit the issuer thereof to register such securities for public sale under federal securities laws or under applicable state securities laws, even if such issuer would agree to do so.

9.6 Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay is not a waiver, election, or acquiescence. No waiver is effective unless signed by Bank and then is only effective for the specific instance and purpose for which it was given.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10. NOTICES. All notices or demands by any party about this Agreement or any other related agreement must be in writing and be personally delivered or sent by an overnight delivery service, by certified mail, postage prepaid, return receipt requested, or by telefacsimile to the addresses set forth at the beginning of this Agreement. A party may change its notice address by giving the other party written notice.

11. CHOICE OF LAW, VENUE AND JURY TRIAL WAIVER. California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California.

BORROWER AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12. GENERAL PROVISIONS.

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights under it without Bank’s prior written consent which may be granted or withheld in Bank’s discretion. Bank has the right, without the consent of or notice to Borrower, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits under this Agreement.

12.2 Indemnification. Borrower will indemnify, defend and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank Expenses incurred, or paid by Bank from, following, or consequential to transactions between Bank and Borrower (including reasonable attorneys fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all obligations in this Agreement.

12.4 Severability of Provision. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Amendments in Writing, Integration. All amendments to this Agreement must be in writing and signed by Borrower and Bank. This Agreement represents the entire agreement about this subject matter, and supersedes prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement merge into this Agreement and the Loan Documents.

12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.

12.7 Survival. All covenants, representations and warranties made in this Agreement continue in full force while any Obligations remain outstanding. The obligations of Borrower in Section 12.2 to indemnify Bank will survive until all statutes of limitations for actions that may be brought against Bank have run.

12.8 Confidentiality. In handling any confidential information, Bank will exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made (i) to Bank’s subsidiaries or affiliates, (ii) to prospective transferees or purchasers of any interest in the loans (provided, however, Bank shall use commercially reasonable efforts in obtaining such prospective transferee or purchasers agreement of the terms of this provision), (iii) as required by law, regulation, subpoena, or other order, (iv) as required in connection with Bank’s examination or audit and (v) as Bank considers appropriate exercising remedies under this Agreement. Confidential information does not include information that either: (a) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (b) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

12.9 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of the Loan Documents, the prevailing party will be entitled to recover its reasonable attorneys’ fees and other reasonable costs and expenses incurred, in addition to any other relief to which it may be entitled.

13. DEFINITIONS.

13.1 Definitions. In this Agreement:

“Accounts” are all existing and later arising accounts, contract rights, and other obligations owed Borrower in connection with its sale or lease of goods (including licensing software and other technology) or provision of services, all credit insurance, guaranties, other security and all merchandise returned or reclaimed by Borrower and Borrower’s Books relating to any of the foregoing, as such definition may be amended from time to time according to the Code.

“Advance” or “Advances” is a loan advance (or advances) under the Committed Revolving Line.

“Affiliate” of a Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Bank Expenses” are all audit fees and expenses and reasonable costs and expenses (including reasonable attorneys’ fees and expenses) for preparing, negotiating, administering, defending and enforcing the Loan Documents (including appeals or Insolvency Proceedings).

“Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition and all computer programs or discs or any equipment containing the information.

“Business Day” is any day that is not a Saturday, Sunday or a day on which the Bank is closed.

“Cash Equivalents” means the investments owned by Borrower on a consolidating basis (excluding any such investments owned by a Subsidiary of Borrower) described on Exhibit D attached hereto.

“Change in Control” is a transaction in which any “person” or “group” not a “beneficial owner” of more than one percent (1%) of the stock of Borrower as of the Effective Date (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of greater than 50% of the shares of all classes of stock then outstanding of Borrower ordinarily entitled to vote in the election of directors.

“Code” is the California Uniform Commercial Code, as applicable.

“Collateral” is the property described on Exhibit A.

“Committed Revolving Line” is Advances of up to $25,000,000 in the aggregate.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (i) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (ii) any obligations for undrawn letters of credit for the account of that Person; and (iii) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under the guarantee or other support arrangement.

“Copyrights” are all copyright rights, applications or registrations and like protections in each work or authorship or derivative work, whether published or not (whether or not it is a trade secret) now or later existing, created, acquired or held.

“Credit Extension” is each Advance, or any other extension of credit by Bank for Borrower’s benefit.

“Effective Date” is December 10, 2004.

“Equipment” is all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

“ERISA” is the Employment Retirement Income Security Act of 1974, and its regulations.

“GAAP” is generally accepted accounting principles.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations and (d) Contingent Obligations.

“Insolvency Proceeding” are proceedings by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” is all of Borrower’s:

(a) Copyrights, Trademarks, Patents, and Mask Works including amendments, renewals, extensions, and all licenses or other rights to use and all license fees and royalties from the use;

(b) Any trade secrets and any intellectual property rights in computer software and computer software products now or later existing, created, acquired or held;

(c) All design rights which may be available to Borrower now or later created, acquired or held;

(d) Any claims for damages (past, present or future) for infringement of any of the rights above, with the right, but not the obligation, to sue and collect damages for use or infringement of the intellectual property rights above;

All proceeds and products of the foregoing, including all insurance, indemnity or warranty payments.

“Inventory” is present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or later owned by or in the custody or possession, actual or constructive, of Borrower, including inventory temporarily out of its custody or possession or in transit and including returns on any accounts or other proceeds (including insurance proceeds) from the sale or disposition of any of the foregoing and any documents of title.

“Investment” is any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“Lien” is a mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” are, collectively, this Agreement, any note, or notes or guaranties executed by Borrower or any other person in connection herewith, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, extended or restated.

“Mask Works” are all mask works or similar rights available for the protection of semiconductor chips, now owned or later acquired.

“Material Adverse Change” means (i) a material adverse change in the business, operations, or financial condition of the Borrower, or (ii) a material impairment of the prospect of repayment of any portion of the Obligations; or (iii) a material impairment of the value or, after the Secured Loan Date, priority of Bank’s security interests in the Collateral.

“Maximum Lawful Rate” is the maximum rate of interest and the term “Maximum Lawful Amount” means the maximum amount of interest that is permissible under applicable state or federal laws for the type of loan evidenced by the Loan Documents. If the Maximum Lawful Rate is increased by statute of other governmental action after the Closing Date, then the new Maximum Lawful Rate will be applicable to the payments from the date of the effective date of the rate change, unless otherwise prohibited by law.

“Obligations” are debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, including cash management services, letters of credit and foreign exchange contracts, if any and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank.

“Patents” are patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Permitted Indebtedness” is:

(a) Borrower’s indebtedness to Bank under this Agreement or any other Loan Document;

(b) Indebtedness existing on the Effective Date and shown on the Schedule;

(c) Subordinated Debt;

(d) Indebtedness to trade creditors incurred in the ordinary course of business; and

(e) Indebtedness secured by Permitted Liens.

“Permitted Investments” are:

(a) Investments shown on the Schedule and existing on the Effective Date;

(b) Investments approved by Borrower’s Board of Directors or otherwise pursuant to a Board-approved investment policy; and

(c) Investments in international and domestic subsidiaries as Borrower may deem appropriate or necessary in the exercise of its reasonable business judgment to further the international and domestic expansion of the Borrower, provided that such investments shall be subject to the limitation on Transfers set forth in Section 7.1(iii).

“Permitted Liens” are:

(a) Liens existing on the Effective Date and shown on the Schedule or arising under this Agreement or other Loan Documents;

(b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, if they have no priority over any of Bank’s security interests;

(c) Purchase money Liens (i) on Equipment acquired or held by Borrower or its Subsidiaries incurred for financing the acquisition of the Equipment, or (ii) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment;

(d) Licenses or sublicenses granted in the ordinary course of Borrower’s business and any interest or title of a licensor or under any license or sublicense, if the licenses and sublicenses permit granting Bank a security interest;

(e) Leases or subleases granted in the ordinary course of Borrower’s business, including in connection with Borrower’s leased premises or leased property;

(f) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase; and

(g) Other Liens not described above arising in the ordinary course of business and not having or not reasonably likely to have a material adverse effect on Borrower and its Subsidiaries taken as a whole.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company association, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate.

“Responsible Officer” means each of the Chief Executive Officer, the Chief Operating Officer, the Chief Financial Officer, the Director of Finance, General Counsel, and the Controller of Borrower.

“Rights”, as applied to the Collateral, means the Borrower’s rights and interests in, and powers with respect to, that Collateral, whatever the nature of those rights, interests and powers and, in any event, including Borrower’s power to transfer rights in such Collateral to Bank.

“Schedule” is any attached schedule of exceptions.

“Subordinated Debt” is debt incurred by Borrower subordinated to Borrower’s indebtedness owed to Bank and which is reflected in a written agreement in a manner and form acceptable to Bank and approved by Bank in writing.

“Subsidiary” is for any Person, or any other business entity of which more than 50% of the voting stock or other equity interests is owned or controlled, directly or indirectly, by the Person or one or more Affiliates of the Person.

“Trademarks” are trademark and servicemark rights, registered or not, applications to register and registrations and like protections, and the entire goodwill of the business of Assignor connected with the trademarks.

BORROWER:		BANK:

MOTIVE, INC.		SILICON VALLEY BANK

By:	/s/ Paul Baker	By:	/s/ Phillip Wright
Title:	Chief Financial Officer	Title:	Vice President

December 10, 2004

EXHIBIT A

The Collateral consists of all of Borrower’s right, title and interest in and to the following whether owned now or hereafter arising and whether the Borrower has rights now or hereafter has rights therein and wherever located:

All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above;

All contract rights and general intangibles (as such definitions may be amended from time to time according to the Code), now owned or hereafter acquired, including, without limitation, goodwill, trademarks, servicemarks, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind;

All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower (as such definitions may be amended from time to time according to the Code) whether or not earned by performance, and any and all credit insurance, insurance (including refund) claims and proceeds, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower;

All documents, cash, deposit accounts, securities, securities entitlements, securities accounts, investment property, financial assets, letters of credit, letter of credit rights, certificates of deposit, instruments and chattel paper and electronic chattel paper now owned or hereafter acquired and Borrower’s Books relating to the foregoing;

All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing; and

All Borrower’s Books relating to the foregoing and any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

EXHIBIT B

LOAN PAYMENT/ADVANCE REQUEST FORM

EXHIBIT C

COMPLIANCE CERTIFICATE

TO: SILICON VALLEY BANK

3003 Tasman Drive

Santa Clara, CA 95054

FROM:	MOTIVE, INC.

The undersigned Responsible Officer of MOTIVE, INC. (“Borrower”) certifies that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                              with all required covenants except as noted below and (ii) all representations and warranties in the Agreement are true and correct in all material respects on this date. In addition, the undersigned certifies that (1) Borrower and each Subsidiary has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP and (ii) no liens has been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits which Borrower has not previously notified in writing to Bank. In addition, the undersigned certifies that Borrower, and each Subsidiary, has timely filed all required tax returns and paid, or made adequate provision to pay, all material taxes, except those being contested in good faith with adequate reserves under GAAP. Attached are the required documents supporting the certification. The Officer certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The Responsible Officer acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
Quarterly financial statements + CC	Quarterly within 45 days*	Yes No
Annual (Audited)	FYE within 120 days*	Yes No

*	So long as Borrower is a public company filing financial information with the Securities and Exchange Commission, the reporting required in subsections (i) and (ii) hereof shall not be required for any period during which no Obligations are owing by Borrower to Bank.

Financial Covenant	Required	Actual	Complies
Minimum Liquidity Coverage**	1.50:1.00	:1.00	Yes No

**	At all times that any Obligations (including any Contingent Obligations) are owing from Borrower to Bank.

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:
Sincerely,		AUTHORIZED SIGNER

MOTIVE, INC.	Date:

Verified:
SIGNATURE		AUTHORIZED SIGNER

Date:
TITLE	Compliance Status:	Yes No

DATE

EXHIBIT D

INVESTMENT PORTFOLIO MATRIX

Allowable Investments	Minimum Short-Term Credit Rating	Minimum Long-Term Credit Rating	Maximum Maturity
U.S. Government	N/A	N/A	2 years
T-Bills
T-Notes
Agencies

Corporations	A1/P1	Aa3/AA-	2 years
Commercial Paper
Market Auction Preferreds
Corporate Notes
Floating Rate Notes

Banks	A1/P1	Aa3/AA-	2 years
Certificates of Deposit
Market Auction Preferreds
Fixed Rate Notes
Floating Rate Notes
Bankers Acceptance

Municipals	MIG1(VMIG1) /SP1	Aa3/AA-	2 years
Commercial Paper
Market Auction Preferreds
Municipal Bonds/Notes
Daily/Weekly/Monthly Floaters
Auction Rate Securities

Schedule to Loan and Security Agreement

The exact correct corporate name of Borrower is (attach a copy of the formation documents, e.g., articles, partnership agreement): Motive, Inc.

Borrower’s State of formation: Delaware

Borrower has operated under only the following other names (if none, so state):

Motive Communications, Inc.

Motive Software, Inc.

All other address at which the Borrower does business are as follows (attach additional sheets if necessary and include all warehouse addresses): See attached list.

Borrower has deposit accounts and/or investment accounts located only at the following institutions:

See attached list.

List Acct. Numbers: See attached list.

Liens existing on the Effective Date and disclosed to and accepted by Bank in writing:

Indebtedness owing to Comerica Bank (to be repaid in full)__________________________________________________________

_______________________________________________________________________________________________________________________________

_______________________________________________________________________________________________________________________________

Investments existing on the Effective Date and disclosed to and accepted by Bank in writing:

Motive Communications Holdings, Inc. (Delaware)

Motive Communications (UK) Limited

Motive Communications GmbH (Swiss)

Motive Communications Japan K.K.

Motive Communications Deutchland Gmbh

Motive Communications Canada, Inc. (Federal Corporation)

Motive Communications France

Motive Communications Spain

Motive Communications Korea LLC

Subordinated Debt: Indebtedness on the Effective Date and disclosed to and consented to by Bank in writing:

None (other than Indebtedness to Comerica described above)._________________________________________________________

_______________________________________________________________________________________________________________________________

_______________________________________________________________________________________________________________________________

The following is a list of the Borrower’s copyrights (including copyrights of software) which are registered with the United States Copyright Office. (Please include name of the copyright and registration number and attach a copy of the registration):

See Exhibit A of the Intellectual Property Security Agreement executed in connection herewith.

The following is a list of all of the Borrower’s patents which are registered or pending with the United States Patent Office:

See Exhibit B of the Intellectual Property Security Agreement executed in connection herewith.

The following is a list of all of the Borrower’s registered trademarks: See Exhibit C of the Intellectual Property Security Agreement executed in connection herewith.

Borrower is not subject to litigation which would have a material adverse effect on the Borrower’s financial condition, except the following (attach additional comments, if needed): United Parcel Service General Services Co. (“UPS”) has served us with a Demand for Arbitration under the rules of the American Arbitration Association. UPS alleges that we have breached various provisions of a License Agreement for OEM Partners, dated as of May 23, 2000 (the “License Agreement”), pursuant to which we agreed to license and support software to be used by UPS, in exchange for the payment by UPS of license and maintenance fees. UPS is seeking a refund of fees totaling $5,181,670. The terms of the License Agreement call for binding arbitration to resolve any dispute between the parties. The arbitration process is in its discovery phase, and a date for the arbitration has been set for May of 2005. We believe that we have valid defenses and we intend to defend the action vigorously.

Tax ID Number: 74-283-4515